Exhibit 99.1

Contact: Mark J. grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
News Release

Banner Corporation Announces First Quarter Results

Walla Walla, WA – April 27, 2011 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported that it had a net loss of $7.8 million in the quarter ended March 31, 2011, compared to a net loss of $12.7 million in the immediately preceding quarter and a net loss of $1.5 million in the first quarter a year ago.

“The first quarter provided further evidence of the progress we are making in implementing our strategies to strengthen the franchise through our super community bank model,” said Mark J. Grescovich, President and Chief Executive Officer.  “Additional margin expansion and increased net interest income, before provision for loan losses, compared to a year ago supported strong revenue generation during the first quarter, despite a decline in income from mortgage banking operations.  We have improved our core business by continuing to change the composition of our deposit portfolio, growing non-interest-bearing and other core deposit balances, while strengthening our on-balance-sheet liquidity and capital base and effectively managing controllable operating expenses.  The result has been meaningful improvement in our core operations and growth in recurring revenues compared to the same period a year earlier.

“In addition, Banner’s credit quality metrics improved during the first quarter, with non-performing loans, real estate owned and total non-performing asset levels all decreasing at March 31, 2011 compared to the prior quarter end,” Grescovich continued.  “However, the provision for loan losses and expenses related to real estate owned remained high, adversely affecting our operating results in the first quarter.  Although we made progress during the quarter in reducing non-performing loans and selling acquired real estate, significantly improving our asset quality remains the primary focus for Banner that will allow us to return to profitability.”

In the first quarter, Banner paid a $1.6 million dividend on the $124 million of senior preferred stock it issued to the U.S. Treasury in the fourth quarter of 2008 in connection with its participation in the Treasury’s Capital Purchase Program.  In addition, Banner accrued $426,000 for related discount accretion.  Including the preferred stock dividend and related accretion, the net loss to common shareholders was $0.09 per share for the quarter ended March 31, 2011, compared to a net loss to common shareholders of $0.13 per share in the fourth quarter of 2010 and $0.16 per share for the first quarter a year ago.

Credit Quality

 “Charge-offs and delinquencies as well as real estate expenses and valuation adjustments continued to be concentrated in loans for the construction of single-family homes and residential land development projects,” noted Grescovich.  “However, our exposure to one-to-four family residential construction and land development loans has continued to decline and at March 31, 2011 had been reduced to just 9.0% of total loans outstanding.  Although this percentage is slightly below our long-term target range under improved market conditions, we do expect the land development portion of this portfolio to continue to decline over the near term.

“Our impairment analysis and charge-off actions reflect current appraisals and valuation estimates and our reserve levels are substantial, resulting in increased coverage ratios relative to both non-performing loans and total loans at quarter end,” Grescovich continued.  “We will remain diligent in our efforts to reduce credit costs substantially in 2011 and beyond as further problem asset resolution occurs and the economy continues to recover.”

Banner recorded a $17.0 million provision for loan losses in the first quarter of 2011, compared to $20.0 million in the preceding quarter and $14.0 million in the first quarter of 2010.  The allowance for loan losses at March 31, 2011 totaled $97.6 million, representing 2.94% of total loans outstanding and 74% of non-performing loans.  Non-performing loans totaled $131.7 million at March 31, 2011, compared to $151.5 million in the preceding quarter and $196.0 million a year earlier.

Banner’s real estate owned and repossessed assets totaled $94.9 million at March 31, 2011, compared to $100.9 million three months earlier and $95.2 million a year earlier.  Net charge-offs in the first quarter of 2011 totaled $16.8 million, or 0.50% of average loans outstanding, compared to $19.0 million, or 0.55% of average loans outstanding for the fourth quarter of 2010 and $13.5 million, or 0.36% of average loans outstanding for the first quarter a year ago.  Non-performing assets totaled $228.6 million at March 31, 2011, compared to $254.3 million in the preceding quarter and $294.2 million a year earlier.  At March 31, 2011, Banner’s non-performing assets were 5.32% of total assets, compared to 5.77% at the end of the preceding quarter and 6.42% a year ago.

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BANR - First Quarter 2011 Results
April 27, 2011

One-to-four family residential construction, land and land development loans were $298.9 million, or only 9.0% of the total loan portfolio at March 31, 2011, compared to $470.0 million, or 12.8% of the total loan portfolio a year earlier.  The geographic distribution of these residential construction, land and land development loans was approximately $95.5 million, or 32%, in the greater Puget Sound market, $131.1 million, or 44%, in the greater Portland, Oregon market and $11.8 million, or 4%, in the greater Boise, Idaho market as of March 31, 2011.  The remaining $60.5 million, or 20%, was distributed in the various eastern Washington, eastern Oregon and northern Idaho markets served by Banner Bank.

Non-performing residential construction, land and land development loans and related real estate owned were $108.3 million, or 47% of non-performing assets at March 31, 2011.  The geographic distribution of non-performing construction, land and land development loans and related real estate owned included approximately $48.4 million, or 45%, in the greater Puget Sound market, $42.7 million, or 39%, in the greater Portland market and $9.2 million, or 9%, in the greater Boise market, with the remaining $8.0 million, or 7%, distributed in the various eastern Washington, eastern Oregon and northern Idaho markets served by Banner Bank.

Income Statement Review

“Further maturing of our expanded branch system and the realignment and refocusing of our delivery platforms has allowed Banner Bank to add customer relationships and grow core deposits.  That growth has enabled us to significantly reduce our cost of funds during the first quarter through changes in our deposit mix.  The reduced cost of funds made it possible for us to improve our net interest margin by 13 basis points compared to the immediately preceding quarter and to increase it by 33 basis points compared to the first quarter a year ago, despite significant downward pressure on asset yields,” said Grescovich.  Banner’s net interest margin was 3.94% for the first quarter of 2011, compared to 3.81% in the preceding quarter and 3.61% in the first quarter a year ago.

Funding costs for the first quarter decreased 13 basis points compared to the previous quarter and 73 basis points from the first quarter a year ago.  Deposit costs decreased by 14 basis points compared to the preceding quarter and 80 basis points compared to the first quarter a year earlier.  Asset yields were unchanged from the prior quarter and decreased 41 basis points from the first quarter a year ago.  Loan yields declined one basis point compared to the preceding quarter and decreased eight basis points from the first quarter a year ago.  Non-accruing loans reduced the margin by approximately 27 basis points in the first quarter of 2011 compared to approximately 33 basis points in the preceding quarter and approximately 34 basis points in the first quarter of 2010.

Net interest income, before the provision for loan losses, was $40.1 million in the first quarter of 2011, compared to $40.8 million in the preceding quarter and $38.2 million in the first quarter a year ago.  Revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value and other-than-temporary impairment (OTTI) adjustments) were $47.0 million in the first quarter of 2011, compared to $49.0 million in the fourth quarter of 2010 and $45.2 million for the first quarter a year ago.  “While we had an expected seasonal decline in revenues compared to the immediately preceding quarter, the growth in core deposits and reduced funding costs and resulting improvement in net interest margin led to a solid increase in our revenues from core operations compared to the same quarter a year earlier,” said Grescovich.

Banner’s first quarter 2011 results also included a net gain of $256,000 ($256,000 after tax, with no measurable impact on earnings per share) for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value, compared to a net loss of $706,000 ($706,000 after tax, or $0.01 loss per share) in the fourth quarter of 2010 and a net gain of $1.9 million ($1.2 million after tax, or $0.06 earnings per share) in the first quarter a year ago.

Total other operating income, which includes the changes in the valuation of financial instruments noted above and OTTI adjustments, was $7.2 million in the first quarter of 2011, compared to $7.6 million in the preceding quarter and $7.7 million for the first quarter a year ago.  There were no OTTI charges during the current first quarter or during the preceding quarter.  OTTI charges during the first quarter of 2010 were $1.2 million.  Total other operating income from core operations* (other operating income excluding fair value and OTTI adjustments) for the current quarter was $7.0 million, compared to $8.3 million the preceding quarter, and $7.0 million for the first quarter a year ago.

Income from mortgage banking operations decreased to $962,000 in the first quarter, compared to $2.1 million in the immediately preceding quarter and was nearly unchanged from $948,000 in the first quarter of 2010.  Deposit fees and other service charges were $5.3 million in the first quarter of 2011 compared to $5.5 million in the preceding quarter and $5.2 million in the first quarter a year ago.

“Operating expenses decreased during the quarter compared to the preceding quarter, primarily due to a lower amount of valuation adjustments in the real estate owned portfolio than was recorded during the fourth quarter of 2010,” said Grescovich.  “Aside from the costs associated with real estate owned, our operating expenses were little changed from recent quarters.  While we are working diligently to control operating expenses, we expect collection expenses and costs associated with real estate owned to remain elevated in the short term as we continue our efforts to reduce our inventory of non-performing assets.”

Total other operating expenses, or non-interest expenses, were $38.1 million in the first quarter of 2011, compared to $41.0 million in the preceding quarter and $35.4 million in the first quarter a year ago.

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BANR - First Quarter 2011 Results
April 27, 2011

*Earnings information excluding fair value and OTTI adjustments (alternately referred to as total other operating income from core operation or revenues from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Balance Sheet Review

“We have continued to intentionally reduce our construction and land development loans as well as other non-performing loans during the past year, including additional reductions in the first quarter.  Further, loan demand remained modest for the quarter as both businesses and consumers continued to deleverage their balance sheets and remain very cautious in the current economic environment. We also experienced a normal seasonal decline in agricultural loan balances during the first quarter.  As a result, total loans declined further in the first quarter,” said Grescovich, “however, the aggressive calling efforts of our bankers are resulting in a stronger pipeline of new relationship and lending opportunities for Banner.”

Net loans were $3.23 billion at March 31, 2011, compared to $3.31 billion at December 31, 2010 and $3.59 billion a year ago.  At March 31, 2011, our one-to-four family construction loans totaled $151.0 million, a $62.4 million reduction over the past year and a reduction of $504.0 million from their peak quarter-end balance of $655.0 million at June 30, 2007.  Similarly, total construction, land and land development loans have declined by $864.3 million from their peak quarter-end balance of $1.24 billion at June 30, 2007.

Total assets were $4.30 billion at March 31, 2011, compared to $4.41 billion at the end of the preceding quarter and $4.58 billion a year ago.  Deposits totaled $3.54 billion at March 31, 2011, compared to $3.59 billion at the end of the preceding quarter and $3.85 billion a year ago.  Non-interest-bearing accounts totaled $622.8 million at March 31, 2011, compared to $600.5 million at the end of the preceding quarter and $549.3 million a year ago, a year-over-year increase of 13%.  At March 31, 2011, interest-bearing transaction and savings accounts were $1.46 billion, compared to $1.43 billion at the end of the preceding quarter and $1.40 billion a year ago, a year-over-year increase of 4%.

 “We have significantly reduced our reliance on higher cost certificates of deposit by emphasizing core deposit activity in non-interest-bearing and other transaction and savings deposit products.  This strategy continues to help improve our cost of funds and increase the opportunity for deposit fee revenue,” said Grescovich.  “Much lower rates on renewed and retained certificates of deposit also significantly contributed to the decline in the cost of deposits and are expected to provide a substantial benefit in future periods.”

At March 31, 2011, total stockholders’ equity was $504.7 million, including $119.4 million attributable to preferred stock and common stockholders’ equity was $385.3 million, or $3.35 per share.  During 2010, Banner completed a common stock offering, issuing a total of 85,639,000 shares in the offering, resulting in net proceeds of approximately $161.6 million.  At March 31, 2011, Banner had 114.9 million shares outstanding, compared to 22.9 million shares outstanding a year ago.  Tangible common stockholders’ equity, which excludes preferred stock and other intangibles, was $377.3 million at March 31, 2011, or 8.79% of tangible assets, compared to $383.9 million, or 8.73% of tangible assets at December 31, 2010 and $278.5 million, or 6.09% of tangible assets a year ago.  Tangible book value per common share was $3.28 at March 31, 2011.

Augmented by the stock offering and continued sales under its Dividend Reinvestment and Direct Stock Purchase and Sale Plan (DRIP), Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation used a significant portion of the net proceeds from the offering to strengthen Banner Bank’s regulatory capital ratios while retaining the balance for general working capital purposes, including additional capital investments in its subsidiary banks if appropriate.  Through March 31, 2011, Banner Corporation had invested $110.0 million of the net proceeds as additional paid-in common equity in Banner Bank, although no additional equity investment was made during the most recent quarter.  Banner Corporation’s Tier 1 leverage capital to average assets ratio was 12.50% and its total capital to risk-weighted assets ratio was 17.14% at March 31, 2011.  Banner Bank’s Tier 1 leverage ratio improved to 11.03% at March 31, 2011, well in excess of the minimum level of 10% targeted in our Memorandum of Understanding agreed to with the FDIC and the Washington Department of Financial Institutions.

Conference Call

Banner will host a conference call on Thursday, April 28, 2011, at 8:00 a.m. PST, to discuss first quarter results.  The conference call can be accessed live by telephone at (480) 629-9723 to participate in the call.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  A replay will be available for a week at (303) 590-3030, using access code 4429150.

About the Company

Banner Corporation is a $4.30 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements,

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BANR - First Quarter 2011 Results
April 27, 2011

as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon Banner and Banner Bank under the memoranda of understanding with the Federal Reserve Bank of San Francisco (in the case of Banner) and the FDIC and the Washington DFI (in the case of Banner Bank) and the possibility that Banner and Banner Bank will be unable to fully comply with the memoranda of understanding, which could result in the imposition of additional requirements or restrictions; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the United States Department of Treasury  Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in Banner’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2011 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

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BANR - First Quarter 2011 Results
April 27, 2011

RESULTS OF OPERATIONS		Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010

INTEREST INCOME:
Loans receivable	$46,755	$49,390	$52,759
Mortgage-backed securities	875	902	1,126
Securities and cash equivalents	2,033	1,936	2,085
	49,663	52,228	55,970

INTEREST EXPENSE:
Deposits	7,812	9,521	15,798
Federal Home Loan Bank advances	178	314	361
Other borrowings	579	584	634
Junior subordinated debentures	1,038	1,052	1,027
	9,607	11,471	17,820
Net interest income before provision for loan losses	40,056	40,757	38,150

PROVISION FOR LOAN LOSSES	17,000	20,000	14,000
Net interest income	23,056	20,757	24,150

OTHER OPERATING INCOME:
Deposit fees and other service charges	5,279	5,515	5,169
Mortgage banking operations	962	2,086	948
Loan servicing fees	256	177	313
Miscellaneous	493	514	617
	6,990	8,292	7,047
Other-than-temporary impairment losses	- -	- -	(1,231)
Net change in valuation of financial instruments carried at fair value	256	(706)	1,908
Total other operating income	7,246	7,586	7,724

OTHER OPERATING EXPENSE:
Salary and employee benefits	17,255	17,045	16,559
Less capitalized loan origination costs	(1,720)	(2,123)	(1,605)
Occupancy and equipment	5,394	5,501	5,604
Information / computer data services	1,567	1,531	1,506
Payment and card processing services	1,647	1,942	1,424
Professional services	1,672	1,740	1,287
Advertising and marketing	1,740	1,740	1,950
Deposit insurance	1,969	1,999	2,132
State/municipal business and use taxes	494	616	480
Real estate operations	4,631	7,044	3,058
Amortization of core deposit intangibles	597	600	644
Miscellaneous	2,898	3,399	2,376
Total other operating expense	38,144	41,034	35,415
Income (loss) before provision for (benefit from) income taxes	(7,842)	(12,691)	(3,541)

PROVISION FOR (BENEFIT FROM ) INCOME TAXES	- -	- -	(2,024)
NET INCOME (LOSS)	(7,842)	(12,691)	(1,517)

PREFERRED STOCK DIVIDEND AND DISCOUNT ACCRETION:
Preferred stock dividend	1,550	1,550	1,550
Preferred stock discount accretion	426	398	398

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(9,818)	$(14,639)	$(3,465)
Earnings (loss) per share available to common shareholder
Basic	$(0.09)	$(0.13)	$(0.16)
Diluted	$(0.09)	$(0.13)	$(0.16)

Cumulative dividends declared per common share	$0.01	$0.01	$0.01

Weighted average common shares outstanding
Basic	113,901,348	112,059,269	22,131,671
Diluted	113,901,348	112,059,269	22,131,671

Common shares issued in connection with exercise of stock options or DRIP	1,952,577	1,691,572	1,561,559

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BANR - First Quarter 2011 Results
April 27, 2011

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
ASSETS
Cash and due from banks	$44,381	$39,756	$41,123
Federal funds and interest-bearing deposits	271,924	321,896	236,629
Securities - at fair value	90,881	95,379	138,659
Securities - available for sale	240,968	200,227	96,718
Securities - held to maturity	75,114	72,087	73,555
Federal Home Loan Bank stock	37,371	37,371	37,371
Loans receivable:
Held for sale	1,493	3,492	4,398
Held for portfolio	3,324,587	3,399,625	3,684,459
Allowance for loan losses	(97,632)	(97,401)	(95,733)
	3,228,448	3,305,716	3,593,124

Accrued interest receivable	16,503	15,927	18,501
Real estate owned held for sale, net	94,945	100,872	95,074
Property and equipment, net	94,743	96,502	101,541
Other intangibles, net	8,011	8,609	10,426
Bank-owned life insurance	57,123	56,653	55,125
Other assets	39,291	55,087	83,865
	$4,299,703	$4,406,082	$4,581,711

LIABILITIES
Deposits:
Non-interest-bearing	$622,759	$600,457	$549,291
Interest-bearing transaction and savings accounts	1,459,895	1,433,248	1,404,301
Interest-bearing certificates	1,457,994	1,557,493	1,896,186
	3,540,648	3,591,198	3,849,778

Advances from Federal Home Loan Bank at fair value	10,567	43,523	62,108
Customer repurchase agreements and other borrowings	159,902	175,813	177,244

Junior subordinated debentures at fair value	48,395	48,425	48,147

Accrued expenses and other liabilities	20,958	21,048	24,049
Deferred compensation	14,489	14,603	13,661
	3,794,959	3,894,610	4,174,987
STOCKHOLDERS' EQUITY

Preferred stock - Series A	119,426	119,000	117,805
Common stock	513,950	509,457	335,877
Retained earnings (accumulated deficit)	(126,318)	(115,348)	(45,775)
Other components of stockholders' equity	(2,314)	(1,637)	(1,183)
	504,744	511,472	406,724
	$4,299,703	$4,406,082	$4,581,711

Common Shares Issued:
Shares outstanding at end of period	115,106,042	113,153,465	23,101,149
Less unearned ESOP shares at end of period	240,381	240,381	240,381
Shares outstanding at end of period excluding unearned ESOP shares	114,865,661	112,913,084	22,860,768

Common stockholders' equity per share (1)	$3.35	$3.48	$12.64
Common stockholders' tangible equity per share (1) (2)	$3.28	$3.40	$12.18
Tangible common stockholders' equity to tangible assets	8.79%	8.73%	6.09%
Consolidated Tier 1 leverage capital ratio	12.50%	12.24%	9.76%

(1)	- Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	- Tangible common equity excludes preferred stock, goodwill, core deposit and other intangibles.

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BANR - First Quarter 2011 Results
April 27, 2011

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
LOANS (including loans held for sale):
Commercial real estate
Owner occupied	$521,823	$515,093	$515,542
Investment properties	564,337	550,610	557,134
Multifamily real estate	147,569	134,634	147,659
Commercial construction	26,580	62,707	83,879
Multifamily construction	19,694	27,394	61,924
One- to four-family construction	151,015	153,383	213,438
Land and land development
Residential	147,913	167,764	256,607
Commercial	30,539	32,386	48,194
Commercial business	577,128	585,457	616,396
Agricultural business including secured by farmland	188,756	204,968	187,207
One- to four-family real estate	665,396	682,924	697,565
Consumer	104,129	99,761	109,092
Consumer secured by one- to four-family real estate	181,201	186,036	194,220
Total loans outstanding	$3,326,080	$3,403,117	$3,688,857

Restructured loans performing under their restructured terms	$60,968	$60,115	$45,471

Loans 30 - 89 days past due and on accrual	$16,587	$28,847	$51,328

Total delinquent loans (including loans on non-accrual)	$148,285	$180,336	$247,338

Total delinquent loans / Total loans outstanding	4.46%	5.30%	6.71%

GEOGRAPHIC CONCENTRATION OF LOANS AT
March 31, 2011	Washington	Oregon	Idaho	Other	Total

Commercial real estate
Owner occupied	$401,610	$65,803	$51,014	$3,396	$521,823
Investment properties	412,223	103,692	42,377	6,045	564,337
Multifamily real estate	119,984	17,308	9,788	489	147,569
Commercial construction	16,253	1,152	9,175	- -	26,580
Multifamily construction	11,652	8,042	- -	- -	19,694
One- to four-family construction	74,942	72,533	3,540	- -	151,015
Land and land development
Residential	79,627	57,137	11,149	- -	147,913
Commercial	26,176	1,356	3,007	- -	30,539
Commercial business	390,439	108,587	64,624	13,478	577,128
Agricultural business including secured by farmland	100,560	36,410	51,778	8	188,756
One- to four-family real estate	426,549	207,273	29,235	2,339	665,396
Consumer	75,562	22,534	6,033	- -	104,129
Consumer secured by one- to four-family real estate	125,231	43,001	12,471	498	181,201
Total loans outstanding	$2,260,808	$744,828	$294,191	$26,253	$3,326,080

Percent of total loans	68.0%	22.4%	8.8%	0.8%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
March 31, 2011	Washington	Oregon		Idaho	Other		Total

Residential
Acquisition & development	$37,910		$33,985	$4,235	$	- -	$76,130
Improved lots	26,775		17,334	950		- -	45,059
Unimproved land	14,942		5,818	5,964		- -	26,724
Total residential land and development	$79,627		$57,137	$11,149	$	- -	$147,913

Commercial & industrial
Acquisition & development	$4,402	$	- -	$560	$	- -	$4,962
Improved land	9,456		- -	- -		- -	9,456
Unimproved land	12,318		1,356	2,447		- -	16,121
Total commercial land and development	$26,176		$1,356	$3,007	$	- -	$30,539

(more)

BANR - First Quarter 2011 Results
April 27, 2011

	Quarters Ended
CHANGE IN THE	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
ALLOWANCE FOR LOAN LOSSES

Balance, beginning of period	$97,401	$96,435	$95,269
Acquisitions / (divestitures)	- -	- -	- -

Provision	17,000	20,000	14,000

Recoveries of loans previously charged off:
Commercial real estate	- -	- -	- -
Multifamily real estate	- -	- -	- -
Construction and land	35	112	37
One- to four-family real estate	52	11	350
Commercial business	81	776	1,290
Agricultural business, including secured by farmland	- -	36	- -
Consumer	78	79	59
	246	1,014	1,736
Loans charged off:
Commercial real estate	(989)	(1,575)	(92)
Multifamily real estate	(427)	- -	- -
Construction and land	(10,537)	(11,811)	(7,724)
One- to four-family real estate	(2,209)	(2,483)	(2,115)
Commercial business	(2,368)	(3,211)	(4,784)
Agricultural business, including secured by farmland	(123)	(460)	(2)
Consumer	(362)	(508)	(555)
	(17,015)	(20,048)	(15,272)
Net charge-offs	(16,769)	(19,034)	(13,536)

Balance, end of period	$97,632	$97,401	$95,733

Net charge-offs / Average loans outstanding	0.50%	0.55%	0.36%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
Specific or allocated loss allowance
Commercial real estate	$11,871	$11,779	$8,279
Multifamily real estate	6,055	3,963	2,072
Construction and land	30,346	33,121	44,078
Commercial business	22,054	24,545	24,530
Agricultural business, including secured by farmland	1,441	1,846	949
One- to four-family real estate	8,149	5,829	3,093
Consumer	1,452	1,794	1,898
Total allocated	81,368	82,877	84,899

Estimated allowance for undisbursed commitments	1,158	1,426	1,161
Unallocated	15,106	13,098	9,673
Total allowance for loan losses	$97,632	$97,401	$95,733

Allowance for loan losses / Total loans outstanding	2.94%	2.86%	2.60%

Allowance for loan losses / Non-performing loans	74%	64%	49%

(more)

BANR - First Quarter 2011 Results
April 27, 2011

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
NON-PERFORMING ASSETS

Loans on non-accrual status
Secured by real estate:
Commercial	$23,443	$24,727	$6,801
Multifamily	1,361	1,889	373
Construction and land	67,163	75,734	138,245
One- to four-family	16,571	16,869	19,777
Commercial business	15,904	21,100	19,353
Agricultural business, including secured by farmland	1,984	5,853	8,013
Consumer	4,655	2,332	3,387
	131,081	148,504	195,949

Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	- -	- -	- -
Multifamily	- -	- -	- -
Construction and land	- -	- -	- -
One- to four-family	561	2,955	- -
Commercial business	14	- -	- -
Agricultural business, including secured by farmland	- -	- -	- -
Consumer	42	30	61
	617	2,985	61
Total non-performing loans	131,698	151,489	196,010
Securities on non-accrual	1,904	1,896	3,000
Real estate owned (REO) and repossessed assets	94,969	100,945	95,167
Total non-performing assets	$228,571	$254,330	$294,177

Total non-performing assets / Total assets	5.32%	5.77%	6.42%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
March 31, 2011	Washington	Oregon	Idaho	Other		Total
Secured by real estate:
Commercial	$18,781	$495	$4,167	$	- -	$23,443
Multifamily	1,361	- -	- -		- -	1,361
Construction and land
One- to four-family construction	8,202	4,314	1,075		- -	13,591
Commercial construction	1,521	- -	- -		- -	1,521
Multifamily construction	- -	651	- -		- -	651
Residential land acquisition & development	21,496	10,203	1,748		- -	33,447
Residential land improved lots	3,530	3,903	131		- -	7,564
Residential land unimproved	3,619	1,090	3,428		- -	8,137
Commercial land acquisition & development	- -	- -	- -		- -	- -
Commercial land improved	1,956	- -	- -		- -	1,956
Commercial land unimproved	296	- -	- -		- -	296
Total construction and land	40,620	20,161	6,382		- -	67,163

One- to four-family	11,532	4,279	1,321		- -	17,132
Commercial business	14,157	591	1,020		150	15,918
Agricultural business, including secured by farmland	754	- -	1,230		- -	1,984
Consumer	2,723	1,750	224		- -	4,697

Total non-performing loans	89,928	27,276	14,344		150	131,698
Securities on non-accrual	- -	- -	500		1,404	1,904
Real estate owned (REO) and repossessed assets	48,259	35,562	11,148		- -	94,969

Total non-performing assets at end of the period	$138,187	$62,838	$25,992		$1,554	$228,571

(more)

BANR - First Quarter 2011 Results
April 27, 2011

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2011	Mar 31, 2010

Balance, beginning of period	$100,872	$77,743
Additions from loan foreclosures	14,916	27,327
Additions from capitalized costs	1,615	1,136
Dispositions of REO	(18,894)	(9,879)
Transfers to property and equipment	- -	- -
Gain (loss) on sale of REO	(537)	(737)
Valuation adjustments in the period	(3,027)	(516)

Balance, end of period	$94,945	$95,074

	Quarters Ended
REAL ESTATE OWNED- FIVE COMPARATIVE QUARTERS	Mar 31, 2011	Dec 31, 2010	Sep 30, 2010	Jun 30, 2010	Mar 31, 2010

Balance, beginning of period	$100,872	$107,159	$101,485	$95,074	$77,743
Additions from loan foreclosures	14,916	16,855	25,694	17,885	27,327
Additions from capitalized costs	1,615	1,650	841	380	1,136
Dispositions of REO	(18,894)	(19,095)	(12,145)	(10,532)	(9,879)
Gain (loss) on sale of REO	(537)	(524)	(133)	(498)	(737)
Valuation adjustments in the period	(3,027)	(5,173)	(8,583)	(824)	(516)

Balance, end of period	$94,945	$100,872	$107,159	$101,485	$95,074

REAL ESTATE OWNED- BY TYPE AND STATE	Washington	Oregon		Idaho	Total

Commercial real estate	$15,182	$	- -	$477	$15,659
One- to four-family construction	472		2,088	- -	2,560
Land development- commercial	3,875		6,065	200	10,140
Land development- residential	18,591		19,141	5,241	42,973
Agricultural land	- -		256	1,205	1,461
One- to four-family real estate	10,115		8,012	4,025	22,152

Total	$48,235		$35,562	$11,148	$94,945

(more)

BANR - First Quarter 2011 Results
April 27, 2011

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSITS & OTHER BORROWINGS
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
DEPOSIT COMPOSITION

Non-interest-bearing	$622,759	$600,457	$549,291

Interest-bearing checking	361,430	357,702	366,786
Regular savings accounts	648,520	616,512	577,704
Money market accounts	449,945	459,034	459,811

Interest-bearing transaction & savings accounts	1,459,895	1,433,248	1,404,301

Interest-bearing certificates	1,457,994	1,557,493	1,896,186

Total deposits	$3,540,648	$3,591,198	$3,849,778

INCLUDED IN TOTAL DEPOSITS

Public transaction accounts	$62,873	$64,482	$80,942
Public interest-bearing certificates	67,527	81,809	82,362

Total public deposits	$130,400	$146,291	$163,304

Total brokered deposits	$92,940	$102,984	$150,577

INCLUDED IN OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$109,227	$125,140	$126,954

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
March 31, 2011	Washington	Oregon	Idaho	Total

	$2,699,341	$610,340	$230,967	$3,540,648

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
March 31, 2011	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated
Total capital to risk-weighted assets	$587,594	17.14%	$274,302	8.00%
Tier 1 capital to risk-weighted assets	544,058	15.87%	137,151	4.00%
Tier 1 leverage capital to average assets	544,058	12.50%	174,063	4.00%

Banner Bank
Total capital to risk-weighted assets	494,814	15.24%	324,612	10.00%
Tier 1 capital to risk-weighted assets	453,567	13.97%	194,767	6.00%
Tier 1 leverage capital to average assets	453,567	11.03%	205,589	5.00%

Islanders Bank
Total capital to risk-weighted assets	29,829	14.46%	20,635	10.00%
Tier 1 capital to risk-weighted assets	27,248	13.20%	12,381	6.00%
Tier 1 leverage capital to average assets	27,248	11.53%	11,815	5.00%

(more)

BANR - First Quarter 2011 Results
April 27, 2011

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
		Quarters Ended
OPERATING PERFORMANCE	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010

Average loans	$3,349,978	$3,458,400	$3,726,243
Average securities	465,017	418,647	391,992
Average interest earning cash	308,575	368,194	171,570
Average non-interest-earning assets	233,365	254,242	258,060

Total average assets	$4,356,935	$4,499,483	$4,547,865

Average deposits	$3,561,020	$3,669,442	$3,800,888
Average borrowings	322,261	344,906	373,192
Average non-interest-bearing liabilities	(39,755)	(38,355)	(36,459)

Total average liabilities	3,843,526	3,975,993	4,137,621

Total average stockholders' equity	513,409	523,490	410,244
	`
Total average liabilities and equity	$4,356,935	$4,499,483	$4,547,865

Interest rate yield on loans	5.66%	5.67%	5.74%
Interest rate yield on securities	2.38%	2.46%	3.22%
Interest rate yield on cash	0.23%	0.26%	0.23%

Interest rate yield on interest-earning assets	4.88%	4.88%	5.29%

Interest rate expense on deposits	0.89%	1.03%	1.69%
Interest rate expense on borrowings	2.26%	2.24%	2.20%

Interest rate expense on interest-bearing liabilities	1.00%	1.13%	1.73%

Interest rate spread	3.88%	3.75%	3.56%

Net interest margin	3.94%	3.81%	3.61%

Other operating income / Average assets	0.67%	0.67%	0.69%

Other operating income EXCLUDING change in valuation of
financial instruments carried at fair value / Average assets (1)	0.65%	0.73%	0.52%

Other operating expense / Average assets	3.55%	3.62%	3.16%

Efficiency ratio (other operating expense / revenue)	80.64%	84.88%	77.20%

Return (Loss) on average assets	(0.73%)	(1.12%)	(0.14%)

Return (Loss) on average equity	(6.19%)	(9.62%)	(1.50%)

Return (Loss) on average tangible equity (2)	(6.30%)	(9.78%)	(1.54%)

Average equity / Average assets	11.78%	11.63%	9.02%

(1)	- Earnings information excluding the fair value adjustments and goodwill impairment charge (alternately referred to as operating income (loss) from core operations and expenses from core operations) represent non-GAAP (Generally Accepted
Accounting Principles) financial measures.

(2)	- Average tangible equity excludes goodwill, core deposit and other intangibles.